                                                                                                      Exhibit 99.3


                                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                  FOR RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES

                                                                                                              Page

Consolidated Financial Statements as of December 31, 2001 and December 31, 2000
and for the Three Years Ended December 31, 2001

Independent Auditors' Report...................................................................................F-2

Consolidated Balance Sheets....................................................................................F-3

Consolidated Statements of Operations..........................................................................F-4

Consolidated Statements of Cash Flows..........................................................................F-5

Consolidated Statements of Shareholders' Equity (Deficiency) and Comprehensive Income/(Loss)...................F-6

Notes to Consolidated Financial Statements.....................................................................F-7



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of Rheometric Scientific, Inc. and Subsidiaries


         We have audited the accompanying consolidated balance sheets of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                             /s/ MAHONEY COHEN & COMPANY, CPA, P.C.


New York, New York
March 19, 2002, except as to Note 9,
which is dated as of December 27, 2002

                                   RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                           CONSOLIDATED BALANCE SHEETS


                                                                                                December 31,
                                                                                           ---------------------
Assets (in thousands)                                                                      2001             2000
                                                                                           ----             ----
Current Assets
    Cash                                                                               $    696         $    786
    Receivables - less allowance for doubtful accounts of $178 and
       $188 at December 31, 2001 and 2000                                                 8,668            9,858
    Inventories, net
    Finished goods                                                                        2,558            1,664
    Work-in-process                                                                       1,154            1,045
    Assembled components, materials and parts                                             4,455            4,138
                                                                                        -------          -------
         Total Inventory                                                                  8,167            6,847
Prepaid expenses and other current assets                                                   558              882
                                                                                        -------          -------
         Total current assets                                                            18,089           18,373
                                                                                        -------          -------
Property, plant and equipment                                                            16,843           16,062
Less accumulated depreciation and amortization                                           11,319           10,815
                                                                                        -------          -------
Property, plant and equipment, net                                                        5,524            5,247
                                                                                        -------          -------
Goodwill                                                                                  5,358            2,349
Other assets                                                                                658              823
                                                                                        -------          -------
         Total Assets                                                                   $29,629          $26,792
                                                                                        =======          =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
    Short-term bank borrowings                                                           $8,919           $6,553
    Current maturities of long-term debt                                                    751              524
    Current maturities affiliate debt                                                       150               --
    Accounts payable                                                                      4,229            3,400
    Borrowings against accounts receivable                                                  923              385
    Accrued Restructuring                                                                   794               --
    Accrued liabilities                                                                   4,026            3,543
                                                                                        -------          -------
         Total current liabilities                                                       19,792           14,405
                                                                                        -------          -------
Long-term debt                                                                            5,319            5,395
Long-term debt - affiliate                                                                  600            1,000
Other long-term liabilities                                                                 122              151
                                                                                        -------          -------
         Total liabilities                                                               25,833           20,951
                                                                                         ------           ------
Commitments and Contingencies (Note 8)
Convertible Redeemable Preferred Stock                                                       --            1,000
                                                                                        -------          -------
Shareholders' Equity
Preferred Stock, par value of $.01,
    Authorized 1,000 shares, issued and outstanding 1 share
    At December 31, 2000.                                                                    --               --
    Common stock, par value of $.01,
       Authorized 49,000 shares; issued 27,715
       at December 31, 2001 and 25,716 at December 31,2000                                  277              257
    Additional paid-in capital                                                           37,337           33,248
    Treasury Stock, at cost, 2,800 shares at December 31,  2001 and 2000                     --               --
    Accumulated deficit                                                                 (33,731)         (28,738)
    Accumulated other comprehensive income                                                  (87)              74
                                                                                        -------          -------
         Total shareholders' equity                                                       3,796            4,841
                                                                                        -------          -------
         Total Liabilities and Shareholders' Equity                                     $29,629          $26,792
                                                                                        =======          =======
See Notes to Consolidated Financial Statements.

                                 RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

                                                                    Year Ended December 31,
                                                     -------------------------------------------------------
                                                              2001               2000               1999
                                                              ----               ----               ----

Sales
Products                                                    27,722             25,871             24,890
Services                                                     3,591              4,012              3,473
                                                         ----------          ---------         ----------
Total Sales                                                $31,313            $29,883            $28,363

Cost of Sales
Products                                                    16,290             13,452             15,145

Services                                                     2,597              2,269              2,303
                                                         ----------          ---------         ----------
Total cost of sales                                         18,887             15,721             17,448
                                                         ----------          ---------         ----------

 Gross profit                                               12,426             14,162             10,915
                                                         ----------          ---------         ----------

Marketing and selling expenses                               8,719              8,010              8,896
Engineering expenses                                         2,218              1,958              2,127
General and administrative expenses                          3,644              1,999              2,379
Restructuring expense                                          794                 --                 --
Goodwill amortization                                          105                  7                 --
Intangible amortization                                         41                163                180
                                                         ----------          ---------         ----------
                                                            15,521             12,137             13,582
                                                         ----------          ---------         ----------
Operating income/(loss)                                     (3,095)             2,025             (2,667)

Interest expense                                            (1,328)            (1,305)            (1,085)
Interest expense - affiliate                                   (47)                --             (1,020)
Foreign currency loss                                         (518)              (620)              (123)
                                                         ----------          ---------         ----------

Income/(Loss) before income taxes                           (4,988)               100             (4,895)
Income taxes                                                     5                  9                243
                                                         ----------          ---------         ----------

Net income/(loss)                                        $  (4,993)           $    91          $  (5,138)
                                                         ==========          =========         ==========

Net income/(loss) per share
  Basic                                                     $(0.21)             $0.00             $(0.39)
                                                            =======             =====             =======
  Diluted                                                   $(0.21)             $0.00             $(0.39)
                                                            =======             =====             =======
Average number of shares outstanding
  Basic                                                     23,963             18,937             13,162
                                                            ======             ======             ======
  Diluted                                                   23,963             22,959             13,162
                                                            ======             ======             ======

See Notes to Consolidated Financial Statements.

                                RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Year Ended December 31,
                                                                      ------------------------------------
                                                                         2001         2000        1999
                                                                         ----         ----        ----

(in thousands)
Cash Flows from Operating Activities:
Net (loss)/income                                                       $(4,993)         $91     $(5,138)
Adjustments to reconcile net income/(loss) to net cash (used
in)/provided by operating activities:
  Depreciation and amortization of plant and equipment                      834          829         710
  Amortization of goodwill                                                  105            7          --
  Provision for slow moving inventory                                       452           --       1,840
  Amortization of intangibles                                                41          163         180
  Loss on retirement of property, plant and equipment                        27           --           4
  Amortization of options issued as compensation                             10           --          --
  Restructuring reserve (includes inventory reserve of $702)              1,496           --          --
  Warrants issued for services                                               --           --         167
  Unrealized currency loss/(gain)                                           520          458        (145)
Changes in assets and liabilities (net of effect of PSI
  Acquisition in 2000 and  Aviv in 2001):
  Receivables                                                             1,414          571        (488)
  Inventories                                                            (2,103)        (261)      1,898
  Prepaid expenses and other current assets                                 348         (146)        253
  Accounts payable and accrued liabilities                                 (434)         248         542
  Payable to affiliate                                                       --           --       1,020
  Other assets                                                               94         (326)         60
  Other non-current liabilities                                             (40)          48           1
  Other non-current liability - Mettler                                      --           --         (76)
                                                                      ---------    ---------   ----------
Net cash (used in)/ provided by operating activities                     (2,229)       1,682         828

Cash Flows from Investing Activities:
  Aviv acquisition costs net of cash acquired ($327)                       (177)          --          --
  PSI acquisition costs                                                     (50)        (385)         --
  Purchases of property, plant and equipment                               (186)        (201)       (115)
                                                                      ---------    ---------   ---------
Net cash used in investing activities                                      (413)        (586)       (115)

Cash Flows from Financing Activities:
  Net borrowing from/(repayments of) line of credit                       2,290        1,775        (893)
  (Repayments)/borrowings against accounts receivable                       631         (594)        103
  Proceeds from long-term debt                                              300        1,500          --
  Repayment of long-term debt/lease obligation                             (641)        (419)       (244)
  Repayment of long-term debt affiliate                                     (50)      (3,500)         --
  Proceeds from issuance of common stock, net of
  Issuance costs                                                             96          875          --
  Proceeds from warrants exercised                                           --        1,000          --
  Repayment of Mettler liability                                             --       (1,212)         --
                                                                      ---------    ----------  ---------
Net cash provided by/(used in) financing activities                       2,626         (575)     (1,034)
Effect of Exchange Rate Changes on Cash                                     (74)          --          98
                                                                      ----------   ---------   ---------
Net (decrease)/increase in cash                                             (90)         521        (223)
Cash at beginning of year                                                   786          265         488
                                                                      ---------    ---------   ---------
Cash at end of year                                                   $     696    $     786   $     265
                                                                      =========    =========   =========

See Notes to Consolidated Financial Statements.

                                         RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                                                AND COMPREHENSIVE INCOME/(LOSS)


(in thousands)                                                                                 Accumulated
                                                         Additional                               Other           Total
                                        Common Stock       Paid-In    Treasury   Accumulated   Comprehensive    Shareholders'
                                     Shares     Amount     Capital      Stock      Deficit     Income/(Loss)      Equity
                                     ------     ------     -------      -----      -------     -------------      ------

Balance at December 31, 1998          13,162   $    132   $  25,404      --      $ (23,691)    $       (80)     $   1,765
Net loss                                  --         --          --      --         (5,138)             --         (5,138)
Currency translation adjustment           --         --          --      --             --             219            219
Comprehensive loss                        --         --          --      --             --              --         (4,919)
Warrants issued for services              --         --         167      --             --              --            167
                                    --------   ---------  ---------      --       ---------    ------------      --------
Balance at December 31, 1999          13,162        132      25,571      --        (28,829)            139         (2,987)
Net income                                --         --          --      --             91              --             91
Currency translation adjustment           --         --          --      --             --             (65)           (65)
Comprehensive income                      --         --          --      --             --              --             26
Axess indebtedness contributed
  To capital                              --         --       3,727      --             --              --          3,727
Common stock issued to Andlinger
Capital XXVI
  Net of offering costs               10,606        106         769      --             --              --            875
Exercise of stock warrants             1,268         13         987      --             --              --          1,000
Treasury stock                        (2,800)        --          --      --             --              --             --
Common stock issued pursuant
  To Protein Solutions Acquisition       680          6       2,194      --             --              --          2,200
                                    --------   ---------  ---------      --       ---------    ------------      --------
Balance at December 31, 2000          22,916   $    257   $  33,248      --        (28,738)             74          4,841
Net loss                                  --         --          --      --         (4,993)             --         (4,993)
Currency translation adjustment           --         --          --      --             --            (161)          (161)
Comprehensive loss                        --         --          --      --             --              --         (5,154)
Common stock issued pursuant
  To Aviv Acquisition                    806          8       2,732      --             --              --          2,740
Conversion of preferred stock          1,000         10         990      --             --              --          1,000
Axess conversion debt to equity           66          1         262      --             --              --            263
Options exercised                        127          1          95      --             --              --             96
Fair Value of options granted             --         --          10      --             --              --             10
                                    --------   ---------  ---------      --       ---------    ------------      --------
Balance at December 31, 2001          24,915   $    277   $  37,337      --       $ 33,731)    $       (87)      $  3,796
                                    ========   =========  =========      --       =========    ============      ========

See Notes to Consolidated Financial Statements.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


1.       Summary of Significant Accounting Policies

Principles of Consolidation and Operations

The consolidated financial statements include the accounts of Rheometric Scientific, Inc. and its wholly-owned subsidiaries (referred to as "Rheometric" or the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

On March 6, 2000, pursuant to a Securities Purchase Agreement, dated as of February 17, 2000, by and between the Company, Axess Corporation ("Axess") and Andlinger Capital XXVI LLC ("Andlinger Capital XXVI"), as amended (the "Purchase Agreement") and certain related agreements, to provide Andlinger Capital XXVI with control of the Company, Andlinger Capital XXVI purchased (i) 10,606,000 shares of newly issued common stock of the Company (the "Investor Shares") and
(ii) warrants to purchase (x) an additional 2,000,000 shares of common stock of the Company at an exercise price of $1.00 per share, exercisable at any time prior to March 6, 2007 (the "Investor A Warrants") and (y) an additional 4,000,000 shares of common stock of the Company at an exercise price of $3.00 per share, exercisable at any time prior to March 6, 2003 (the "Investor B Warrants," and collectively with the Investor A Warrants, the "Investor Warrants"), for the aggregate consideration of $1,825,000 (the "Purchase Price"). Upon consummation of this transaction Andlinger Capital XXVI acquired the power to vote an aggregate of 16,606,000 shares of the Company's common stock (of which 6,000,000 shares are attributable to the Investor Warrants) representing approximately 74% of the issued and outstanding common stock of the Company (including as outstanding for the purposes of determining such percentage the 6,000,000 shares issuable upon exercise of the Investor
Warrants). Prior to the purchase by Andlinger Capital XXVI of the Investor Shares and the Investor Warrants, Axess agreed to contribute 2,800,000 shares of common stock to the Company.

The Company  designs,  manufactures,  markets and  services  computer-controlled
material   testing  systems  for  use  in  material  and  product  research  and development, on-line process monitoring and quality control.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Product sales are recorded upon shipment, provided that the price is fixed, title has been transferred, collection of the resulting receivable is reasonably assured, and there are no significant obligations. Maintenance agreement revenue is recorded on a straight-line basis over the terms of the respective agreements. Other service revenue is recorded as services are performed. The Company accrues for expected warranty cost on product sales. Service revenue for the years ended December 31, 2001, 2000 and 1999 was $3,591,000, $4,012,000, and
$3,473,000, respectively. Deferred revenue relating to maintenance agreements amounted to $999,000 and $812,000 at December 31, 2001 and 2000, respectively, and is included in accrued liabilities in the accompanying Consolidated Balance Sheet.

Inventories

Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost (determined on the first-in, first-out method) or market. The Company's inventory increased 2,462,000 in 2001 vs. December 31, 2000. $865,000 of this increase relates to the acquisition of Aviv, which

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


was not in the 2000 number. The remaining increase of 1,597,000 relates to rheogical inventory . The inventory increased late in the second quarter 2001 as we prepared for the expected second half upswing in sales. With the downturn in the economy, our inventory levels remained higher than expected throughout the second half of the year. We expect inventory to decrease in 2002 as we implement our aggressive asset management program. As of December 31, 2001 and 2000, the Company had a reserve of approximately $3,090,000 and $1,941,000, respectively, for excess and obsolete inventory. $702,000 of the increase in obsolescence is part of the restructuring provision booked in the fourth quarter of 2001. (See
Note 10 of Notes to Consolidated Financial Statements). We continuously monitor our exposure relating to excess and obsolete inventory and establish reserves for any exposure.

Property, Plant and Equipment

Property, plant and equipment is carried at cost. Depreciation and amortization of plant and equipment are computed based on the estimated service lives of the assets or lease terms, whichever is shorter, using the straight-line method. Betterments and major renewals are capitalized, while repairs, maintenance and minor renewals are expensed. When assets are disposed of, the assets and related allowances for depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

The estimated useful lives for each class of fixed assets are as follows:


                                               Office equipment                 5-8  years
Assets under direct                            Transportation equipment         3-5  years
   financing lease              15  years      Leasehold improvements             5  years
Machinery and equipment         5-8 years      Assets under capital lease         5  years

Income Taxes

Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period plus or minus the change during the period in deferred tax assets and liabilities.

No provision has been made for U.S. income taxes which would be payable if undistributed earnings of approximately $314,000 as of December 31, 2001 of foreign subsidiaries were distributed to the Company in the form of dividends, since it is management's intention to permanently reinvest such earnings in the related foreign operations.

Goodwill

Goodwill is amortized using the straight-line method over forty years. All other intangibles are amortized using the straight-line method over the respective useful lives. Goodwill amortization for the years ended December 31, 2001 and 2000 totaled $105,000 and $7,000 respectively. Commencing January 1, 2002 as a result of adopting SFAS 142, goodwill will no longer be amortized, but will be reviewed for impairment. (See Accounting for the Impairment of Long-Lived Assets.) If SFAS 142 had been in effect for the twelve months ended December 31, 2001 and 2000 net loss would have decreased by $105,000 and net income would have increased by $7,000, respectively. The per share impact would have been less than $.01 per share in each year.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


Deferred Financing Costs

Deferred financing costs are amortized over the life of the loan. The unamortized balance of deferred financing costs at December 31, 2001 and 2000 is $188,000 and $282,000 respectively. Deferred financing costs are included in other assets in the Consolidated Balance Sheet.

Translation of Foreign Currencies

Assets and liabilities of foreign subsidiaries are translated at current exchange rates and the effects of these translation adjustments are reported as a separate component of shareholders' equity. Realized gains and losses from foreign currency transactions are included in the consolidated statements of operations, as are unrealized gains and losses arising from the translation of the foreign subsidiaries' intercompany liability accounts into U.S. dollars. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange rates.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Cash Flow Information

Foreign currency cash flows have been converted to U.S. dollars at an appropriately weighted-average exchange rate or the exchange rates in effect at the time of the cash flows, where determinable.

Net cash used in operating activities for the year ended December 31, 2001 and net cash provided by operating activities for the years ended December 31, 2000 and 1999 reflects cash payments for interest of $1,365,000, $1,301,000 and $2,071,000, respectively, and income taxes of $7,000, $194,000 and $15,700, respectively. The bad debt expense for the years ended December 31, 2001, 2000 and 1999 was $46,700, $21,500 and $376,900, respectively.

In 2000, noncash transactions from investing activities resulted in the issuance of approximately 680,000 shares of common stock valued at approximately $2,200,000 in connection with the acquisition of Protein Solutions. Additionally, noncash transactions from financing activities resulted in an increase in paid in capital of $3,730,000 from the Axess debt forgiveness.

In 2001, noncash transactions from investing activities resulted in the issuance of approximately 806,000 shares of common stock valued at approximately $2,740,000 in connection with the acquisition of Aviv. Additionally fixed assets increased approximately $234,000 for assets under capital leases. Noncash transactions from financing activities resulted in an increase in common stock and paid in capital of $1,000,000 due to the conversion of preferred stock to common stock and $263,000 related to the conversion of Axess debt and accrued interest to common stock.

Fair Value of Financial Instruments

The estimated fair value of the Company's financial instruments as of December 31, 2001 and 2000 approximates the carrying amounts.

Concentration of Credit Risk

The Company's product line is sold worldwide, principally to large corporations, research, and educational and governmental institutions. The Company does not require collateral from its customers. The accounts receivable are spread among a number of customers and are geographically dispersed such that in management's opinion credit risk is minimized.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


Accounting for the Impairment of Long-Lived Assets

Financial Accounting Standards Board Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires companies to review their long-lived assets and certain identifiable intangibles (collectively, "Long-Lived Assets") for impairment whenever events or changes in circumstances indicate that the carrying value of a Long-Lived Asset may not be recoverable.

Earnings (Loss) Per Share

The Company calculates net income per share as required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of stock options, warrants, and convertible securities.

The following table sets forth the computation of diluted earnings per share for the year ended December 31, 2000:

(dollars in thousands except per share data)

Net income available to common Shareholders                        $     91

Denominator for basic earnings per share:

     Weighted average:
       Common shares outstanding                                     18,937

Effect of dilutive securities:
     Preferred Stock                                                    833
     Stock options                                                      381
     Warrants                                                         2,808
                                                                   --------
Denominator for diluted earnings per share                           22,959
                                                                   --------
Diluted earnings per share                                         $   0.00
                                                                   --------

For the years ended December 31, 2001 and 1999 common stock equivalents were anti-dilutive.

On May 26, 2000 the Company changed its authorized number of shares of common stock from 20,000,000 to 49,000,000 and adjusted the par values from no par with a stated value of $.001 to par value of $.01. The Company's financial statements give effect to the change in the par value for all years presented.

Other Matters

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), for fiscal years beginning after June 15, 2000. The provisions of SFAS 133 require all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS
133. In June 2000 the FASB issued SFAS 138, which amends certain provisions of SFAS 133. The Company adopted these standards in the first quarter of 2001.

In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), which must be adopted no later than fourth quarter of 2000. As the Company's accounting policies are consistent with the provisions of SAB 101, there was no impact on the financial statements.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"), and SFAS no. 142, "Goodwill and Other Intangible Assets."("FAS 142") Under these new Standards the FASB eliminated accounting for any mergers and acquisitions as poolings of interests, eliminated amortization of goodwill and indefinite life intangible assets, and established new impairment measurement procedures for goodwill. FAS 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The Company is currently determining the impact of adopting "FAS 142" in 2002.

In July 2001, the FASB issued SFAS no. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

In July 2001, the FASB issued SFAS no. 144, "Impairment or Disposal of Long-Lived Assets." which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. The Company is currently assessing the impact of this new standard.

2.       Property, Plant and Equipment

Property, plant and equipment as of December 31 consisted of the following:

                                                  2001             2000
                                                  ----             ----

Assets under direct financing lease        $   6,765,000       $   6,607,000
Machinery and equipment                        4,450,000           3,781,000
Office equipment                               5,453,000           5,445,000
Transportation equipment                          72,000              94,000
Leasehold improvements                           103,000             135,000
                                           -------------       -------------
                                           $  16,843,000       $  16,062,000
                                           =============       =============

On February 23, 1996, the Company entered into a sale/leaseback arrangement whereby the Company sold its corporate headquarters and main manufacturing facility, and the 19 acres of real property on which the facility is located (the facility and the real estate being referred to herein as the "Facility") for $6,300,000. The transaction was treated as a financing. A lease obligation was recorded and the asset was written down to the amount of the proceeds. The asset is being amortized over the life of the lease on a straight-line basis. Accumulated amortization on the asset under direct financing was $2,523,000 and $2,066,000 as of December 31, 2001 and 2000, respectively.

Simultaneously with the sale to the Landlord, the Company entered into a long-term lease of the Facility from the Landlord. The initial term of the lease is 15 years, subject to five-year extensions through 2026. Under the terms of the lease, the Company has certain rights of first refusal to purchase the Facility and the right to acquire up to 11 acres of undeveloped real estate constituting a portion of the Facility (the "Excess Land") under certain circumstances.

3.       Long-Term Debt and Short-Term Borrowings

Long-term debt as of December 31 consisted of the following:

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


                                                   December 31,    December 31,
                                                       2001             2000
                                                   ------------    ------------

Obligation under sale/leaseback payable through
February 2011, with interest imputed at a rate
of 13.9% for 2001 and 2000                         $  4,571,000    $  4,644,000

Term loan payable through March 2003.
Loan bears interest at prime plus 1.5%
(6.25% at December 31, 2001 and 11.0%
at December 31, 2000)                                   975,000       1,275,000


Obligations under capital leases payable
2002 through 2006 with interest imputed at
rates from 8.5% to 13.3%                                255,000              --


Term loan payable through June 2005.  Loan
bears interest at prime plus 1.5% (6.25% at
December 31, 2001)                                      269,000              --
                                                     ----------      ----------
                                                      6,070,000       5,919,000
Less current maturities                                 751,000         524,000
                                                     ----------      ----------
                                                     $5,319,000      $5,395,000
                                                     ==========      ==========


Following are the annual maturities of long-term debt (in thousands): 2002 $751; 2003 $1,094; 2004 $468; 2005 $495; 2006 $480; and $2,782 thereafter.

On March 6, 2000 in conjunction with the Andlinger Capital XXVI transaction, the full amount of the Mettler debt equaling $1,212,000 was repaid. This payment satisfied the entire obligation to Mettler.

Short-Term Borrowings

On March 6, 2000, in connection with the transactions under the Purchase Agreement and with the support and assistance of Andlinger Capital XXVI, the Company made a final payment under a prior loan agreement and terminated such agreement and obtained a credit facility with PNC Bank, National Association ("PNC Bank"). The new Revolving Credit, Term Loan and Security Agreement (the "Loan Agreement") provides for a total facility of $14,500,000, of which $13,000,000 is a working capital revolving credit facility with an initial three-year term expiring on March 6, 2003. The amount of available credit is determined by the level of certain eligible receivables and inventories. The line of credit bears interest at the prime rate, 4.75% at December 31, 2001. Additionally, the Loan Agreement contains various covenants including a financial covenant that generally requires the Company to maintain a fixed charge coverage ratio (as defined in the Loan Agreement) of .7 to 1 for the three-month period ending June 30, 2000 and 1.1 to 1 thereafter. As of December 31, 2001 the Company is in violation of this covenant. On March 29, 2002, PNC bank issued a waiver with respect to December 31, 2001 and amended the financial covenant for 2002 based on the Company's 2002 budget. The PNC Bank waiver includes a condition requiring a cash infusion of at least $1,000,000 in the form of equity within 120 days after March 29, 2002, the date of the waiver. The Loan Agreement also includes a term loan with PNC Bank in the amount of $1,500,000 to be repaid in 4 equal quarterly installments of $75,000, 23 monthly installments of $25,000 and a final payment of $625,000 due at maturity on March 6, 2003. The term loan bears interest at prime plus 1.5 percent which is due monthly (6.25% at December 31, 2001). The outstanding balance of the term loan obligation is $975,000 at December 31, 2001. The Loan Agreement is subject to customary event of default and acceleration provisions and is collateralized by substantially all of the Company's assets.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


On June 1, 2001, in connection with the Aviv acquisition, the Company and PNC Bank amended the Revolving Credit, Term Loan and Security Agreement to provide for a second term loan in the amount of $300,000. This second term loan is repayable in 48 monthly installments of $6,250 and bears interest at the prime rate plus 1.5% (6.25% at December 31, 2001).

The Company at December 31, 2001 had total borrowings under its working capital credit facility of $8,919,000 with remaining availability of approximately $595,000. The weighted-average interest rate on short-term debt outstanding was 6.7% and 9.5% as of December 31, 2001 and 2000, respectively.

The Company's foreign subsidiaries sell certain accounts receivable balances with recourse, to the Company's financial institutions. At December 31, 2001 and 2000, amounts outstanding are $923,000 and $385,000, respectively. During the years ended December 31 2001, and 2000, approximately $2,662,000 and $2,233,000, respectively, of trade receivables were sold to banks with recourse.

4.       Long-Term Debt - Affiliate

Long-term debt - affiliate as of December 31 consisted of the following:

                                              2001                 2000
                                              ----                 ----
Subordinated promissory note due
February 28, 2006 with interest at 6%       750,000             $1,000,000


Following are the annual maturities of long-term  affiliate debt (in thousands):
2002 $150; 2003 $200; 2004 $200; and 2005 $200.

On March 6, 2000 in conjunction with the Andlinger transaction, Axess cancelled its existing debt of $8,206,000 and the accrued interest thereon in exchange for
(x) the payment by the Company to Axess of $3,500,000 in cash; (y) the issuance to Axess of a subordinated promissory note in the principal amount of $1,000,000 and (z) the issuance to Axess, of a warrant (the "Preferred Stock Warrant") to purchase 1,000 shares of the Company's non-voting convertible redeemable preferred stock (convertible into 1,000,000 shares of common stock) to be issued, subject to stockholder approval, pursuant to an amendment to the certificate of incorporation of the Company.

The subordinated promissory note calls for a mandatory prepayment in the event of the sale of one of the Company's product lines. In the absence of this sale repayment is to begin March 1, 2001 in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

On September 28, 2001 Axess converted $200,000 of the principal balance along with $63,000 of interest relating to the period March 1, 2001 to March 1, 2002 into 65,762 shares of the Company's common stock. As a result, the Company and Axess executed an amended and restated subordinated promissory note for the remaining amount of $750,000 payable upon the sale of one of the Company's product lines. In the absence of this sale, repayment is to begin on June 30, 2002 in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. Interest begins to accrue as of April 1, 2002. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

On July 2,  2001,  State  Farm  acquired  from  Axess  6,422,933  shares  of the
Company's common stock along with 800 shares of the Company's convertible redeemable preferred stock. The total shares acquired by State Farm (including as outstanding the 800,000 shares issuable upon conversion of the 800 shares of convertible redeemable preferred stock, which have subsequently been converted) represents approximately 29% of the outstanding common stock of the Company at December 31, 2001. See Note 11 to Notes to Consolidated Financial Statements.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


5.       Income Taxes

The components of deferred tax assets and liabilities as of December 31 consisted of the following:

                                                      2001             2000
                                                      ----             ----
Inventory reserves, inventory capitalization
   and intercompany profit in inventory             $843,000          500,000
Other                                                453,000          160,000
Restructuring expense                                387,000               --
Net operating loss carryforwards                   9,873,000        7,385,000
Research and development and other tax
   credit carryforwards                            1,002,000        1,002,000
                                                 -----------      -----------
Gross deferred tax assets                         12,558,000        9,047,000
                                                 -----------      -----------
Gross deferred tax liabilities                      (16,000)        (229,000)
                                                 -----------      -----------
Net deferred tax asset before valuation
   allowance                                      12,542,000        8,818,000
Valuation allowance on deferred tax assets       (12,542,000)      (8,818,000)
                                                 -----------      -----------
Net deferred tax asset                           $        --      $        --
                                                 ===========      ===========

A valuation allowance is established when it is more likely than not that a portion or all of the deferred tax assets will not be realized.

At December 31, 2001, the Company had federal net operating loss carryforwards for income tax purposes of approximately $13,673,000 that expire in 2005 through 2021, state net operating losses of $7,960,000 that expire 2001 through 2011, and foreign loss carryforwards of approximately $10,511,000, a portion of which may be carried forward indefinitely. The Company also has other tax credit carryforwards aggregating approximately $1,002,000 at December 31, 2001, which expire in 2002 through 2011.

The change in ownership resulting from the August 21, 1992 sale of common stock and a subordinated convertible debenture has resulted in a limitation on future annual utilization of domestic tax credits and net operating losses, pursuant to Internal Revenue Code Sections 382 and 383.

On March 6, 2000 pursuant to a Securities Purchase Agreement between Rheometric Scientific, Axess Corporation and Andlinger Capital XXVI, Andlinger Capital acquired the power to vote an aggregate of 16,606,000 shares of the Company's common stock representing approximately 74% of the issued and outstanding common stock of the Company. This includes 6,000,000 shares issuable upon exercise of the Investor Warrants. This will result in a further limitation on future annual utilization of domestic tax credits and net operating losses, pursuant to Internal Revenue Code Sections 382 and 383.

Income/(loss) before income taxes as of December 31 consisted of the following:

                             2001               2000               1999
                             ----               ----               ----
Domestic                 $(3,068,000)           $55,000       $(2,438,000)
Foreign                   (1,920,000)            45,000        (2,457,000)
                          -----------            ------        ----------
                         $(4,988,000)          $100,000       $(4,895,000)
                         ============          ========       ===========

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


The components of income tax expense for the years ended December 31 consisted of the following:

                          2001              2000              1999
                          ----              ----              ----
Federal:
     Current                  --            $    --         $(35,000)
     Deferred                 --                 --                --
                          ------             ------          --------
                              --                 --          (35,000)
                          ------             ------          --------
Foreign:
     Current               4,000              5,000           276,000
      Deferred                --                 --                --
                          ------             ------          --------
                           4,000              5,000           276,000
                          ------             ------          --------
State:
     Current               1,000              4,000             2,000
     Deferred                 --                 --                --
                          ------             ------          --------
                           1,000              4,000             2,000
                          ------             ------          --------
                          $5,000             $9,000          $243,000
                          ======             ======          ========

The Company's effective tax rate varies from the statutory federal tax rate as of December 31 as a result of the following:

                                          2001           2000          1999
                                          ----           ----          ----
Computed statutory income
  tax (benefit)                        $(1,696,000)     $34,000     $(1,664,000)
State income taxes, net of Federal
  tax benefit                                1,000        4,000           2,000

Foreign taxes in excess of/(less
than) statutory rate                       649,000      (10,000)        274,000

Utilization of net operating losses             --      (19,000)             --
Benefit of loss carryforwards not
  recognized                               631,000           --       1,713,000

Benefit of temporary differences
  not recognized                           821,000           --              --
Permanent differences                     (388,000)          --         (57,000)
Other                                      (13,000)                     (25,000)
                                       ------------     ------      ------------
                                       $     5,000      $ 9,000     $   243,000
                                       ============      ======     ===========

6.       Capital Stock and Stock Option and Incentive Plans

The Company has two stock option plans under which stock options may be granted, the 1996 Stock Option Plan (the "1996 Plan") and the 2000 Stock Option Plan (the "2000 Plan"). The 1996 Plan, as amended, authorizes the issuance of up to 500,000 shares of the Company's common stock as incentive stock options pursuant to Section 422 of the Internal Revenue Code. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of the Company's common stock. Stock options are generally granted at prices which equate to the market value of the stock on the date of option grant. Options generally become exercisable in ratable installments over a four-year period, with unexercised options expiring no later than 10 years from the date of grant.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)

Stock option activity for the years 2001 and 2000 is as follows:

                                                            2001                                2000
                                                            ----                                ----
                                                                 Weighted                            Weighted
                                                                 Average                              Average
                                                                 Exercise                            Exercise
                                                    Shares         Price               Shares          Price
                                                    ------       --------              ------        --------

     Outstanding at January 1,                      724,100        $2.28              414,400           $0.84
                Granted                             217,000         4.44              333,700            4.19
                Exercised                           127,500          .74                   --              --
                Canceled                             79,500         3.71               24,000            3.83
     Outstanding at December 31,                    734,100         2.97              724,100            2.28
     Exercisable at December 31,                    298,250         1.68              328,650            0.93
     Available for grant at December 31,            638,400                           775,900
     Weighted average fair value of  options
     granted during the period                        $1.82                             $3.39


         The following table summarizes the information about stock options outstanding at December 31, 2001:

                                  Options Outstanding                              Options Exercisable
                                  -------------------                              -------------------
                                               Weighted
                                                Average         Weighted                         Weighted
                                Number         Remaining        Average           Number          Average
        Range of            Outstanding at    Contractual       Exercise      Outstanding at     Exercise
     Exercise Prices         December 31,     Life (Years)       Price        December 31,         Price
     ---------------        --------------    ------------      --------      --------------     --------

      $0.28 - $6.25            734,100            7.99           $2.97          298,250            $1.68


The Company has adopted the "disclosure only" provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") and will continue to apply APB No. 25 to account for stock options. Had the Company accounted for stock options under the fair value method of SFAS 123, net loss and net loss per share would have increased by $160,000 and $.01 in 2001. Net income would have decreased by approximately $39,000 in 2000 and net loss would have increased by $29,000 in 1999. The per share impact was less than $0.01 in 2000 and 1999.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


The fair value of the options granted were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                          2001          2000
                                                          ----          ----

Risk free interest rate                                   4.31%         5.75%
Expected volatility                                      31.42%        36.10%
Expected life (years)                                        4             4
Dividend yield                                               0%            0%

In connection with the sale/leaseback arrangement, the Company issued the following three warrants to acquire shares of its common stock, all having an exercise price of $2.00 per share: (1) a warrant to the Landlord to purchase 132,617 shares of Common Stock of the Company, exercisable during the term of the lease; (2) a conditional warrant to the Landlord to purchase 331,543 shares of Common Stock of the Company which shall only be exercisable if the indebtedness owed by the Landlord under the Mortgage Loan is repaid prior to February 23, 1997; or if the Landlord is unable to refinance the indebtedness owed under the Mortgage Loan prior to February 23, 1997, solely as a result of environmental contamination relating to the 11 acres of undeveloped real estate constituting a portion of the Facility (the "Excess Land"); and (3) a conditional warrant to the Landlord's Lender (the "Lender") to purchase 331,543 shares of Common Stock which shall only be exercisable if the indebtedness owed under the Mortgage Loan by Landlord to the Lender is not refinanced prior to February 23, 1997. On February 20, 1997, the Landlord refinanced the Mortgage Loan and the Company's interest in the Mortgage Loan was repaid. On that same day, the conditional warrant to the Landlord to purchase 331,543 shares of Common Stock of the Company became exercisable and the conditional warrant to the Lender terminated. On July 22, 1998 in consideration for waiving certain covenant violations, the exercise price for the outstanding warrants was reduced to $1.00 per share. Additionally, on December 29, 1999 in consideration of waiving certain covenant violations, the exercise price for the outstanding warrants was reduced to $0.37 per share.

In conjunction with the acquisition of Protein Solutions, Andlinger Capital XXVI exercised Investor A Warrants for the purchase of one million shares of common stock of the Company at an exercise price of $1.00 per share.

7.       Employee Benefit Plans

The Company has a 401(k) Savings and Investment Retirement Plan (the "401(k) Plan") under which the Company matches a portion of the employees' salary deduction contributions. Substantially all domestic employees are eligible to participate in the 401(k) Plan. Contributions by the Company were $95,000, $110,000 and $124,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's foreign subsidiaries also sponsor employee retirement plans. The expense recorded by the Company for such plans was insignificant for the years ended December 31, 2001, 2000 and 1999. The Company does not sponsor any post-retirement health, life insurance or related benefit plans, nor any significant post-employment benefit plans.

8.       Commitments and Contingencies

The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment, principally data processing. Real estate taxes, insurance and maintenance expenses are normally obligations of the Company. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses. Rent expense was $620,000, $480,000 and $527,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


The Company and its subsidiaries are parties to various capital leases relating to office furniture and fixtures and machinery and equipment. See Note 3 - Long-Term Debt.

On February 23, 1996, the Company entered into a sale/leaseback arrangement that is recorded as a financing on its facility in Piscataway, New Jersey. As a result of this transaction, the Company is committed to a 15-year lease with an initial annual payment of $1,180,000 payable quarterly. The facility lease is treated as debt for financial reporting purposes. See Note 3 - Long-Term Debt.

The lease is subject to an annual CPI adjustment that is capped at 3% per year. On March 1, 2001 the basic rent payment was adjusted to $884,288 and on March 1, 2002, the basic rent payment was again adjusted to $900,717.

The minimum commitments under noncancellable leases consisted of the following at December 31, 2001:

                                                                                  Direct
                                                            Operating           Financing             Capital
             Year                                             Leases              Leases               Leases
             ----                                           ---------           ---------             -------

                      2002                                   $531,000           $  898,000             127,000
                      2003                                    182,000              901,000              53,000
                      2004                                     75,000              901,000              53,000
                      2005                                     22,000              901,000              53,000
                      2006                                      4,000              901,000              19,000
                   Thereafter                                       0            3,752,000                   0
                                                            ---------           ----------             -------
             Total minimum lease payments                   $ 814,000            8,254,000             305,000
                                                            =========
             Less amounts representing interest                                  3,683,000              50,000
                                                                                ----------             -------
             Total lease obligation                                              4,571,000             255,000
             Less current maturities                                               270,000             106,000
                                                                                ----------            --------
             Long-term lease obligation                                         $4,301,000            $149,000
                                                                                ==========            ========

On August 27, 1998, the Company consummated the assignment of the lease of its Epsom facility in the United Kingdom to a third party and moved its sales and service personnel to offices located in Leatherhead. In the event of non-performance by the third party, the Company is liable. Should they not perform, the Company's additional cash outflow would be $189,000 per year in years 2002, 2003, 2004, 2005 and 2006 and $1,415,000 thereafter.

The Company has employment agreements with key management executives. The agreements provide for severance upon termination of from eight months to twelve months base pay. The minimum obligation related to these agreements approximates $591,000.

The Company entered into a 15-year royalty agreement in August 1991 for the Elongational Rheometer Products. This royalty agreement is based on sales of the product. Accrued royalties were $21,000 and $27,000 at the end of 2001 and 2000, respectively.

As of December 31, 2001 the Company is contingently liable on open standby letters of credit totaling $178,000.

In the ordinary conduct of its business, the Company may be party to litigation. At December 31, 2001, in the opinion of management, there are no matters pending or threatened which would have a material adverse effect on the consolidated financial position or results of operations of the Company.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


9.       Operating Segments/Foreign Operations and Geographic Information

In the second quarter of 2002, the Company reevaluated its business and determined that for financial reporting purposes its business consists of four segments as opposed to three segments. The Company's three reportable segments had been Domestic, Europe, and Japan. The Company has split the Domestic segment between Rheometric USA (RHEO US) and the Protein Solutions (PSG) which is comprised of Aviv Instruments and Protein Solutions. The following summarized financial information concerning our reportable segments shows our segment information for the past three years the way the Company currently look at its segments. The accounting policies of the reportable segments are the same as those described in the Summary of Significant Accounting Policies. The Company evaluates the performance of its operating segments based on revenue performance and operating income.


(In thousands)                RHEO US         PSG            Europe          Japan            Total
-------------------------- -------------- ------------- ----------------- -------------- ----------------

Trade  Sales:
2001                         13,886         5,730             5,416          6,281           31,313
2000                         16,405           481             7,100          5.877           29,863
1999                         15,114             0             6,465          6,784           28,363
Intercompany Sales:
2001                          5,941             0             1,352              0               --
2000                          6,972             0             1,242              0               --
1999                          5,950             0             1,113              0               --
Operating Income/(Loss):
2001                         (1,950)          135            (1,770)            490           (3,095)
2000                          2,275            21              (681)            410            2,025
1999                         (1,119)            0            (1,737)            189           (2,667)
Total Assets:
2001                         13,876         8,318             3,455           3,980           29,629
2000                         13,982         3,755             4,419           4,636           26,792
1999                         15,347             0             3,949           4,687           23,983

Depreciation and Amortization (including Intangibles):
2001                            737           122                82              39              980
2000                            841             3               129              26              999
1999                            765             0               101              24              890


Aviv Instruments was acquired effective May 31, 2001, and is included in the protein solutions group segment. The 2001 figures above include the following Aviv Instruments numbers related to the short period (in thousands): sales of $1,668; operating loss of $250; total assets of $4,778; and depreciation of $65.

Protein Solutions was acquired November 17, 2000 and is included in the protein solutions group segment. The 2000 figures above include the following numbers related to Protein Solutions for the short period (in thousands): sales of $481; operating income of $21; total assets of $3,755; and depreciation of $3. The 2001 figures above include the following Protein Solutions amounts for the full year (in thousands): sales of $4,062; operating income of $345; total assets of $3,540; and depreciation of $57.

Sales between geographic areas are priced on a basis that yields an appropriate rate of return based on assets employed, risk and other factors. Included in domestic sales are export sales of $2,611,000, $2,996,000 and $728,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


10.      Restructuring of Operations

In the fourth quarter of 2001, a restructuring provision was recorded for the restructuring of certain Domestic and European operations. Key initiatives of the restructuring program include: a) outsourcing the European service function,
b) centralizing the European sales function at European headquarters, c) centralizing shared services including order processing, cash collections, and cash application at European headquarters, and d) streamlining certain domestic functions. The charges consist of $566,000 for the termination of 28 U.S. and European employees. The $566,000 includes severance pay as per company policy, payroll taxes, accrued vacation for those employees under contract and for the U.S. employees the cost of medical benefits for the severance period. A provision of $228,000 was made for the closing and consolidation of certain European offices. This includes $96,000 related to lease termination costs and any impairment on fixed assets in those locations, $67,000 for the elimination of certain European legal entities, and $65,000 for the cost of lease terminations on automobiles for the European service people. In addition the Company took a charge of approximately $702,000 relating to an inventory write down which is reflected in the cost of sales related to specific products the Company will no longer sell. The restructuring program is expected to yield annualized savings of approximately $1,200,000 related to reduced wages, facility related costs, and depreciation and will be reflected in cost of sales, general and administrative expenses, selling expenses and research and development expenses.

11.      Convertible Redeemable Preferred Stock

On March 6, 2000, in connection with Andlinger Capital XXVI investment in the Company, the Company issued to Axess 1,000 shares of convertible redeemable preferred stock with a $1,000 per share liquidation preference, redeemable over a five year period. Each such preferred share is subject to mandatory redemption at $1,000 per share, or convertible at the holder's option into 1,000 shares of the Company's common stock.

On May 2, 2001, Axess converted 200 shares of the preferred stock into 200,000 shares of common stock of the Company. Subsequently on July 2, 2001, Axess transferred the remaining 800 shares of preferred stock to State Farm Mutual Automobile Insurance Company ("State Farm").

On July 10, 2001, State Farm converted the 800 shares of preferred stock into 800,000 shares of common stock of the Company.

12.      Protein Solutions Acquisition

Effective  November  17,  2000,  the  Company  acquired  all of the  issued  and outstanding capital stock of PSI Holding Corporation, a Virginia corporation ("PSI"), and its wholly-owned subsidiaries, Protein Solutions, Inc., a Virginia corporation and its affiliate Protein Solutions Ltd., a corporation organized under the laws of England and Wales, when PSI merged with and into PSI Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Sub"), pursuant to a Merger Agreement (the "Merger Agreement"), dated as of November 20, 2000. PSI was acquired for approximately $525,000 cash and approximately 680,000 shares of Rheometric common stock. Upon consummation of the merger, Acquisition Sub changed its name to Protein Solutions Holdings, Inc. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of November 17, 2000. The Company's consolidated statements of operations do not include the revenues and expenses of PSI prior to this date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $2,452,000 and was amortized on a 40 year straight-line basis through December 31, 2001. Commencing January 1, 2002, goodwill will no longer be amortized, but will be reviewed for impairment.

In conjunction with this transaction, Andlinger Capital XXVI exercised Investor A Warrants for the purchase of one million shares of common stock of the Company at an exercise price of $1.00 per share. These warrants were acquired by Andlinger Capital XXVI in March of 2000 in connection with its majority equity investment in the Company. A portion of the one million dollars received by the Company upon such exercise was applied to the cash portion of the purchase price of PSI.

                   RHEOMETRIC SCIENTIFIC, INC AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (continued)


13.      Aviv Acquisition

Effective May 31, 2001, through the Company's wholly-owned subsidiary, Tel Acquisition Corp., a Delaware corporation, the Company acquired all of the issued and outstanding capital stock of Aviv Instruments, Inc., a New Jersey corporation and Aviv Associates, Inc., a New Jersey corporation, pursuant to a Merger Agreement, dated as of May 31, 2001, pursuant to which the Aviv companies merged with and into Tel Acquisition Corp. In exchange for all of the issued and outstanding capital stock of the Aviv companies, the Company issued to the stockholders of the Aviv companies 805,882 shares of our common stock. Upon consummation of the merger, Tel Acquisition Corp. changed its name to Aviv Instruments, Inc. In addition, the Company and Aviv Instruments made cash payments aggregating approximately $1,221,000 to pay off existing indebtedness of the Aviv companies, approximately $1,145,000 of which was owed to the stockholders of the Aviv companies and their affiliates. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of May 31, 2001. The Company's consolidated statements of operations do not include the revenues and expenses of Aviv prior to the acquisition date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $3,020,000 and was amortized on a 40-year straight-line basis through December 31, 2001. Commencing January 1, 2002, goodwill will no longer be amortized, but will be reviewed for impairment.